                                    EXHIBIT 11.1

                 GENERAL SURGICAL INOVATIONS, INC. AND SUBSIDIARY

                      COMPUTATION OF NET LOSS PER SHARE (1)

                      (In thousands, expect per share data)



                                             Quarter Ended September 30
                                          --------------------------------
                                                1996            1995
                                              --------        --------

Primarily and Fully Diluted:
  Weighted average common shares........       13,147            3,352
  Common and common equivalent shares
   pursuant to Staff Accounting
   Bulletin No. 63......................                         3,201
                                              --------         --------

Shares used in per share calculation....       13,147            6,553
                                              --------         --------
                                              --------         --------

Net loss................................      $  (229)         $ (1,048)
                                              --------         --------
                                              --------         --------

Net loss per share......................      $ (0.02)         $  (0.16)
                                              --------         --------
                                              --------         --------

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(1)  There is no difference between primary and fully diluted net loss per share for all periods presented.